Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

First Community Corporation

We consent to incorporation by reference in the Registration Statement on Form S-1 of First Community Corporation of our report, dated March 27, 2012, related to the consolidated financial statements of First Community Corporation as of December 31, 2011 and 2010 and for each of the years in the three year period ended December 31, 2011, which report appears in the annual report on Form 10-K of First Community Corporation for the year ended December 31, 2011.

We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Elliott Davis, LLC

Columbia, South Carolina

July 30, 2012